Exhibit 10.1

STOCK YARDS BANCORP, INC.

AMENDED AND RESTATED OMNIBUS EQUITY COMPENSATION PLAN

Section 1— INTRODUCTION

1.1     Effectiveness and Impact on Prior Plan. Effective as of the Effective Date (as defined below), the Stock Yards Bancorp Amended and Restated Omnibus Equity Compensation Plan (the "Plan") is hereby established to amend and restate the 2015 Omnibus Equity Compensation Plan (the “2015 Plan”), which was the successor to the S.Y. Bancorp 2005 Stock Incentive Plan, as amended (the "2005 Plan"). No additional grants shall be made thereafter under the 2005 or the 2015 Plans. Outstanding grants under the 2005 and 2015 Plans shall continue in effect according to their terms as in effect before the amendment and restatement (subject to such amendments as the Committee (as defined below) determines, consistent with the 2005 or 2015 Plans, as applicable), and the shares with respect to outstanding grants under the 2005 or 2015 Plans shall be issued or transferred under this Plan.

1.2      Purpose. The purpose of the Plan is to provide (i) designated employees of Stock Yards Bancorp, Inc. (the "Company") and its subsidiaries and (ii) non-employee members of the Board with the opportunity to receive grants of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards. The Company believes that the Plan will encourage the Participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders, and will align the economic interests of the Participants with those of the shareholders.

Section 2—DEFINITIONS

As used in the Plan, the following terms will have the respective meanings set forth below:

2.1      "Board" means the Company's Board of Directors.

2.2      A "Change of Control" shall be deemed to have taken place for purposes of the Plan if

(a)     any Person (as defined in this Section 2.2) is or becomes the Beneficial Owner (as defined in this Section 2.2) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (unless (A) such Person is the Beneficial Owner of 20% or more of such securities as of the Effective Date or (B) the event causing the 20% threshold to be crossed is an acquisition of securities directly from the Company);

(b)      during any period of two consecutive years beginning after the Effective Date, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board;

(c)      the consummation of a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of the Company or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of the Company or such surviving entity or of any Subsidiary of the Company or such surviving entity, at least 80% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation);

(d)      the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e)      the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

For purposes of the definition of Change in Control, "Person" shall have the meaning ascribed to such tern) in Section 3(a)(9) of the Exchange Act as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company, any Subsidiary or any other Person controlled by the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of any Subsidiary, or (iii) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company.

For purposes of the definition of Change of Control, a Person shall be deemed the "Beneficial Owner" of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing) ; provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder; in either case described in clause (x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

Notwithstanding the foregoing, for any Grants subject to the requirements of section 409A of the Code that will become payable on a Change of Control, the transaction constituting a "Change of Control" must also constitute a "change in control event" for purposes of section 409A(a)(2)(A)(v) of the Code.

2.3      "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

2.4     "Committee" means (i) with respect to Grants to Employees, the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan, and (ii) with respect to Grants made to Non-Employee Directors, the Board.

2.5      "Company" means Stock Yards Bancorp, Inc., its subsidiary corporations or other entities and any successor corporation, as determined by the Committee.

2.6      "Company Stock" means the Common Stock of the Company, no par value per share, or any stock or other securities of the Company hereafter issued or issuable in substitution or exchange for the Common Stock.

2.7      "Disability" or "Disabled" means a Participant's becoming disabled within the meaning of Section 22(e)(3) of the Code.

2.8      "Dividend Equivalent" means an amount calculated with respect to a Stock Unit, which is determined by multiplying the number of shares of Company Stock subject to the Stock Unit by the per-share cash dividend, or the per-share fair market value (as determined by the Committee) of any dividend in consideration other than cash, paid by the Company on its Company Stock. If interest is credited on accumulated dividend equivalents, the term "Dividend Equivalent" shall include the accrued interest.

2.9      "Effective Date" of the Plan means April 25, 2024, provided that the Plan is approved by the shareholders of the Company on that date.

2.10   "Employee" means an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a "contractor" or "consultant," no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.

2.11    "Employer" means the Company and its subsidiaries.

2.12    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

2.13    "Exercise Price" means the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.

2.14    "Fair Market Value" of Company Stock means, (i) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price of Company Stock during regular trading hours on the relevant date or (if there were no trades on that date) the last reported sale price of Company Stock during regular trading hours on the latest preceding date upon which a sale was reported, (ii) if the Company Stock is not principally traded on such exchange, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on the OTC Bulletin Board, or (iii) if the Company Stock is not publicly traded or, if publicly traded, is not so reported, the Fair Market Value per share shall be as determined by the Committee.

2.15    "Grant" means an Option, Stock Unit, Stock Award, SAR or Other Stock-Based Award granted under the Plan.

2.16    "Grant Agreement" means the written instrument that sets forth the terms and conditions of a Grant, including all amendments thereto.

2.17    "Incentive Stock Option" means an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.

2.18    "Non-Employee Director" means a member of the Board who is not an Employee.

2.19    "Nonqualified Stock Option" means an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.

2.20    "1933 Act" means the Securities Act of 1933, as amended.

2.21    "Option" means an option to purchase shares of Company Stock, as described in Section 7.

2.22    "Other Stock-Based Award" means any Grant based on, measured by or payable in Company Stock (other than an Option, Stock Unit, Stock Award or SAR), as described in Section 11.

2.23    "Participant" means an Employee or a Non-Employee Director designated by the Committee to participate in the Plan.

2.24    "Plan" means this Stock Yards Bancorp, Inc. Amended and Restated Omnibus Equity Compensation Plan, as may be amended from time to time.

2.25    "SAR" means a stock appreciation right as described in Section 10.

2.26    "Stock Award" means an award of Company Stock as described in Section 9.

2.27    "Stock Unit" means an award of a phantom unit representing a share of Company Stock, as described in Section 8.

Section 3—ADMINISTRATION

3.1      Committee. The Plan shall be administered and interpreted by the Committee. Ministerial functions may be performed by an administrative committee comprised of Company employees appointed by the Committee.

3.2      Committee Authority. The Committee shall have the sole authority to (i) determine the Participants to whom Grants shall be made under the Plan, (ii) determine the type, size and terms and conditions of the Grants to be made to each such Participant, (iii) determine the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued Grant, subject to the provisions of Section 18, and (v) deal with any other matters arising under the Plan.

3.3     Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (i) interpret the Plan and the Grant Agreements executed hereunder; (ii) decide all questions concerning eligibility for, and the amount of, Grants awarded under the Plan; (iii) construe any ambiguous provision of the Plan or any Grant Agreement; (iv) prescribe the form of Grant Agreements; (v) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Grant Agreement; (vi) issue administrative guidelines as an aid to administering the Plan and make changes in such guidelines as the Committee from time to time deems proper; (vii) make regulations for carrying out the Plan and make changes in such regulations as the Committee from time to time deems proper; (viii) determine whether Grants should be awarded singly or in combination; (ix) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions and limitations; (x) accelerate the exercise, vesting or payment of a Grant when such action or actions would be in the best interests of the Company; (xi) require Participants to hold a stated number or percentage of shares of Common Stock acquired pursuant to a Grant for a stated period; and (xii) take any and all other actions the Committee deems necessary or advisable for the proper operation or administration of the Plan. The decisions of the Committee and its actions with respect to the Plan shall be final, conclusive and binding on all persons having or claiming to have any right or interest in or under the Plan.

3.4      Liability; Indemnification. No member of the Committee, nor any person to whom it has delegated authority, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Grants awarded hereunder, and each member of the Committee (or delegatee of the Committee) shall be fully indemnified and protected by the Company with respect to any liability he may incur with respect to any such action, interpretation or determination, to the maximum extent permitted by applicable law.

Section 4—GRANTS

Grants under the Plan may consist of Options as described in Section 7, Stock Units as described in Section 8, Stock Awards as described in Section 9, SARs as described in Section 10 and Other Stock-Based Awards as described in Section 11. All Grants shall be subject to such terms and conditions as the Committee deems appropriate and as are specified in writing by the Committee to the Participant in the Grant Agreement. By acceptance of the Grant, a Participant acknowledges that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Participants.

Notwithstanding the Committee's discretion granted under the Plan to determine the vesting provisions applicable to a Grant, the vesting provisions shall, in all events, be subject to the provisions of this Section 4. Grants are subject to a minimum vesting period of one year from the date of grant; provided, however, that the Company may issue shares of Common Stock with a vesting period less than one year up to an amount equaling five percent (5%) of the total shares authorized to be issued under the Plan pursuant to Section 5.1 hereof. Notwithstanding the foregoing, the Grant Agreement may provide for vesting to occur upon the Participant’s death, Disability or retirement or, subject to the limitations contained herein, in the event of a Change in Control.

Section 5—SHARES SUBJECT TO PLAN

5.1     Shares Authorized. Subject to adjustment as described below in Section 5.4, the total aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be the sum of the following: (i) the number of shares of Company Stock subject to outstanding grants under the 2005 and 2015Plans as of the Effective Date (reverting to shares reserved for future grant as and when described in Section 5.2 below), plus (ii) the number of shares of Company Stock remaining available for issuance under the 2005 and 2015 Plans but not subject to an outstanding award and not previously exercised, vested or paid as of the Effective Date (as adjusted for the Company’s 2016 stock split), plus (iii) 1,000,000 shares. The maximum aggregate number of shares of Company Stock with respect to which all Grants of Incentive Stock Options may be made under the Plan shall be 1,000,000 shares, subject to adjustment as described below in Section 5.4.

5.2     Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan (including options granted under the 2005 and 2015 Plans) terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised, and if and to the extent that any Stock Awards, Stock Units, or Other Stock-Based Awards (including stock awards and stock units granted under the 2005 and 2015 Plans) are forfeited or terminated, or otherwise are not paid in full, the shares reserved for such Grants shall again be available for purposes of the Plan. If shares of Company Stock otherwise issuable under the Plan are surrendered in payment of the Exercise Price of an Option, then the number of shares of Company Stock available for issuance under the Plan shall be reduced by the gross number of shares as to which such Option is exercised. If shares of Company Stock otherwise issuable under the Plan are withheld by the Company in satisfaction of the withholding taxes incurred in connection with the issuance, vesting or exercise of any Grant or the issuance of Company Stock thereunder, then the number of shares of Company Stock available for issuance under the Plan shall be reduced by the number of shares issued, vested or exercised under such Grant, calculated in each instance before payment of such share withholding. Upon the exercise of a SAR, then both for purposes of calculating the number of shares of Company Stock remaining available for issuance under the Plan and the number of shares of Company Stock remaining available for exercise under such SAR, the number of such shares shall be reduced by the net number of shares for which the SAR is exercised, and without regard to any cash settlement of a SAR. To the extent that any Grants are paid in cash (including grants under the 2005 and 2015 Plans), and not in shares of Company Stock, such Grants shall not count against the share limits in Section 5.1.

5.3     Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate value of all Grants that may be awarded under the Plan during any calendar year to any Non-Employee Director shall be $100,000 (provided, however, that such limits do not apply to cash-based directors fees which directors elect to have paid in Common Stock instead). For purposes of applying the limit in the preceding sentence, any shares of Company Stock awarded shall be valued at the grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Compensation-Stock Compensation. The individual limits of this Section 5.3 shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate.

5.4      Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued or transferred and to be issued or transferred under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

Section 6—ELIGIBILITY FOR PARTICIPATION

6.1      Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan.

6.2      Selection of Participants. The Committee shall select the Employees and Non-Employee Directors to receive Grants and shall determine the number of shares of Company Stock subject to each Grant.

Section 7—OPTIONS

7.1     General Requirements. The Committee may grant Options to an Employee or Non-Employee Director upon such terms and conditions as the Committee deems appropriate under this Section 7. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees and Non-Employee Directors.

7.2      Type of Option, Price and Term.

(a)      The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to Employees of the Company or its parents or subsidiaries, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees or Non-Employee Directors.

(b)     The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and may be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of the Company Stock on the date of grant.

(c)      The Committee shall determine the term of each Option, which shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant.

7.3      Exercisability of Options.

(a)    Options shall become exercisable in accordance with such terms and conditions as may be determined by the Committee and specified in the Grant Agreement. The Committee may grant Options that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(b)      Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant's death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

7.4     Termination of Employment or Service. Except as provided in the Grant Agreement, an Option may only be exercised while the Participant is employed as an Employee or providing service as a Non-Employee Director. The Committee shall determine in the Grant Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.

7.5      Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for the Option (i) in cash, (ii) if permitted by the Committee, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise equal to the Exercise Price or by attestation to ownership of shares of Company Stock having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T (or other applicable regulations) of the Federal Reserve Board, (iv) with approval of the Committee, by surrender of all or any part of the vested shares of Company Stock for which the Option is exercisable to the Company for an appreciation distribution payable in shares of Company Stock with a Fair Market Value at the time of the Option surrender equal to the dollar amount by which the then Fair Market Value of the shares of Company Stock subject to the surrendered portion exceeds the aggregate Exercise Price payable for those shares, or (v) by such other method as the Committee may approve, to the extent permitted by applicable law, including without limitation, (A) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (B) a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise issuable in respect of an Option that are needed to pay the Exercise Price. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares pursuant to the Option, and any required withholding taxes, must be received by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance of the Company Stock.

7.6      Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, as defined in section 424 of the Code, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary, as defined in section 424 of the Code.

Section 8—STOCK UNITS

8.1     General Requirements. The Committee may grant Stock Units to an Employee or Non-Employee Director, upon such terms and conditions as the Committee deems appropriate under this Section 8. Each Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount based on the value of a share of Company Stock. All Stock Units shall be credited to bookkeeping accounts on the Company's records for purposes of the Plan.

8.2      Terms of Stock Units. The Committee may grant Stock Units that are payable on terms and conditions determined by the Committee, which may include payment based on achievement of performance goals. Stock Units may be paid at the end of a specified vesting or performance period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

8.3     Payment With Respect to Stock Units. Payment with respect to Stock Units shall be made in cash, in Company Stock, or in a combination of the two, as determined by the Committee. The Grant Agreement shall specify the maximum number of shares that can be issued under the Stock Units.

8.4      Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Units after termination of the Participant's employment or service, and the circumstances under which Stock Units may be forfeited.

8.5     Dividend Equivalents. The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate.  Dividend Equivalents awarded with respect to unvested Stock Units will be accumulated and paid to Participants at the time that such Stock Units vest, and will be forfeited in the event the underlying Stock Units are forfeited. All Dividend Equivalents shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred cash Dividend Equivalents may accrue interest, all as determined by the Committee.  The Committee may provide that Dividend Equivalents shall be credited based on the achievement of specific performance goals.  Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

Section 9—STOCK AWARDS

9.1     General Requirements. The Committee may issue shares of Company Stock to an Employee or Non-Employee Director under a Stock Award, upon such terms and conditions as the Committee deems appropriate under this Section 9. Shares of Company Stock issued pursuant to Stock Awards may be issued for cash consideration or for no cash consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including restrictions based upon the achievement of specific performance goals. The Committee shall determine the number of shares of Company Stock to be issued pursuant to a Stock Award.

9.2      Requirement of Employment or Service. The Committee shall determine in the Grant Agreement under what circumstances a Participant may retain Stock Awards after termination of the Participant's employment or service, and the circumstances under which Stock Awards may be forfeited.

9.3      Restrictions on Transfer. While Stock Awards are subject to restrictions, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except upon death as described in Section 15.1. If certificates are issued, each certificate for a share of a Stock Award shall contain a legend giving appropriate notice of the restrictions in the Grant. The Participant shall be entitled to have the legend removed when all restrictions on such shares have lapsed. The Company may retain possession of any certificates for Stock Awards until all restrictions on such shares have lapsed.

9.4     Right to Vote and to Receive Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period, provided that no such dividends shall be paid with respect to unvested Stock Awards, including Stock Awards subject to performance goals, until and unless the related Stock Awards are vested. Dividends awarded with respect to unvested Stock Awards will be accumulated and paid to the Participant at the time that such Stock Award vests, and will be forfeited in the event the underlying Stock Award is forfeited. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Dividends so accumulated may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

Section 10—STOCK APPRECIATION RIGHTS

10.1    General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with an Option. The Committee shall establish the number of shares, the terms and the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be not less than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR.

10.2    Tandem SARs. The Committee may grant tandem SARs either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the date of the grant of the Incentive Stock Option. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

10.3    Exercisability; Term. A SAR shall become exercisable in accordance with such terms and conditions as may be specified in a Grant Agreement. The Committee may grant SARs that are subject to achievement of performance goals or other conditions. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. The Committee shall determine in the Grant Agreement under what circumstances and during what periods a Participant may exercise a SAR after termination of employment or service. A tandem SAR shall be exercisable only while the Option to which it is related is exercisable. The Committee shall determine the term of each SAR, which shall not exceed ten years from the date of grant.

10.4    Grants to Non-Exempt Employees. SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant's death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

10.5    Exercise of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as specified in the Grant Agreement.

10.6    Form of Payment. The Committee shall determine whether the stock appreciation for a SAR shall be paid in the form of shares of Company Stock, cash or a combination of the two. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR. If shares of Company Stock are to be received upon exercise of a SAR, cash shall be delivered in lieu of any fractional share.

Section 11—OTHER STOCK-BASED AWARDS

The Committee may grant other awards not specified in Sections 7, 8, 9 or 10 above that are based on or measured by Company Stock to Employees or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate.  Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement. Dividends and Dividend Equivalents may accrue with respect to unvested Other Stock-Based Awards, but will not be paid or issued until such Stock-Based Award is fully vested, the shares are issued to the Participant and such shares are no longer subject to any vesting requirements, holding periods or repurchase rights on behalf of the Company.

Section 12—PERFORMANCE-BASED COMPENSATION

12.1    Performance-Based Compensation. The Committee may determine that Stock Units, Stock Awards, Dividend Equivalents or Other Stock-Based Awards granted to an Employee shall be subject to objective performance-based criteria as defined in this Section 12.

12.2    Performance Criteria. When Grants are made under this Section 12, the Committee shall establish in writing (i) the Performance Criteria that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the Performance Criteria are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of applicable law.

12.3    Performance Criteria. The Committee may establish performance goals based on, among other things, one or more of the following criteria for the Company or any business unit, division, department or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine:

(a)

earnings or earnings per share (whether on a pre-tax, after-tax, operational or other basis, diluted or undiluted, and before or after adjustments for extraordinary items and business combination acquisition and restructuring costs);

(b)	return on equity;

(c)	return on assets;

(d)	net or gross revenues or revenue growth over prior year or as compared to budget;

(e)	expenses or expense levels;

(f)	one or more operating ratios;

(g)	stock price (including, but not limited to, growth measures and total shareholder return);

(h)	stockholder return;

(i)	the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions;

(j)	economic value added;

(k)

net or gross income or income growth over prior year or as compared to budget, which, if determined for a department or business unit, may be determined solely with reference to direct costs of that department or business unit; or

(l)	such combination of the foregoing performance-based criteria as the Committee shall determine in its sole discretion (together, the "Performance Criteria").

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate, division or business unit of the Company) under one or more of the Performance Criteria described above relative to the Company's past performance or performance of other corporations. Such performance goals shall be set by the Committee over a specified performance period that shall not be shorter than one year.

12.4     Timing of Establishment of Criteria. Performance Criteria must be pre-established by the Committee.

12.5    Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Agreement after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Agreement.

12.6    Death, Disability or Other Circumstances. The Committee may provide in the Grant Agreement that Grants under this Section 12 shall be payable, in whole or in part, in the event of the Participant's death, Disability, or a Change of Control.

Section 13—DEFERRALS

The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to the Participant in connection with any Grant. The Committee shall establish rules and procedures for any such deferrals, consistent with applicable requirements of section 409A of the Code.

Section 14—WITHHOLDING OF TAXES

14.1    Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require that the Participant or other person receiving or exercising Grants pay to the Company the amount of any federal, state or local taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

14.2    Election to Withhold Shares. If the Committee so permits, shares of Company Stock may be withheld to satisfy the Company's tax withholding obligation with respect to Grants paid in Company Stock at the time such Grants become taxable, up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

Section 15—TRANSFERABILITY OF GRANTS

15.1    Restrictions on Transfer. Except as described in Section 15.2 below, only the Participant may exercise rights under a Grant during the Participant's lifetime, and a Participant may not transfer those rights except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Participant's will or under the applicable laws of descent and distribution.

15.2   Transfer of Nonqualified Stock Options to or for Family Members. Notwithstanding the foregoing, the Committee may provide in a Grant Agreement that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of a Nonqualified Stock Option and the transferred Nonqualified Stock Option shall continue to be subject to the same terms and conditions as were applicable to the Nonqualified Stock Option immediately before the transfer. For purposes of this Section 15.2, “family members” shall have the meaning given to that term in Form S-8 adopted by the Securities and Exchange Commission under the 1933 Act, as such form may be modified or amended from time to time, or any successor form.

Section 16—CONSEQUENCES OF A CHANGE OF CONTROL

16.1   Acceleration. Upon a termination of employment of a Participant occurring in connection with or during a period of two years following a Change of Control, except as otherwise set forth in the Grant Agreement, (i) all outstanding Options and SARs of that Participant shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards for that Participant shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid to the Participant at the greater of their target values or the actual level of achievement through the employment termination date.

16.2    Other Alternatives. In the event of a Change of Control, the Committee may also take one or more of the following actions with respect to any or all outstanding Grants: the Committee may (i) require that Participants surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Participant's unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Participants an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Section 17—REQUIREMENTS FOR ISSUANCE OF SHARES

17.1   Issuance Requirements. No Company Stock shall be issued in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Participant hereunder on such Participant's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable, including but not limited to the requirements imposed by the Company’s Compensation Recoupment Policy, as amended from time to time, or any successor policy, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon. No Participant shall have any right as a shareholder with respect to Company Stock covered by a Grant until shares have been issued to the Participant.

17.2    Clawback/Forfeiture

(a)        All Grants shall be subject to reduction, cancellation, forfeiture or recoupment (i) to the extent necessary to comply with (A) any clawback, forfeiture or other similar policy adopted by the Board or Committee and as in effect from time to time (including the Company’s Compensation Recoupment Policy, as amended from time to time); and (B) applicable law, including, but not limited to, the applicable rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, and (ii) as the Committee may specify in a Grant Agreement, upon the occurrence of other specified events, including, without limitation, failure to remit the amounts necessary to satisfy the Participant’s tax withholding obligations, termination for cause, termination of the Participant’s provision of services to the Company, violation of material policies of the Company, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company.

(b)        If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, reimburse the Company the amount of any payment in settlement of a Grant earned or accrued during the twelve (12) month period following the first public issuance or filing with the Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

(c)        To the extent that any policy adopted by the Company in order to comply with regulations issued pursuant to Section 10D of the Exchange Act, as required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires any Participant to forfeit any Grant, or repay any amount paid with respect to any Grant, such policy shall be deemed incorporated into all outstanding Grants to the extent required by such regulations, and all Participants subject to such regulations, by accepting any Grant, shall be deemed to have consented to the inclusion of provisions in their Grant Agreement as determined by the Committee to be necessary or appropriate to comply with such regulations.

Section 18—AMENDMENT OF THE PLAN

18.1    Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without approval of the shareholders of the Company if such approval is required in order to comply with the Code or applicable laws, or to comply with applicable stock exchange requirements. No amendment or termination of this Plan shall, without the consent of the Participant, materially impair any rights or obligations under any Grant previously made to the Participant under the Plan, unless such right has been reserved in the Plan or the Grant Agreement, or except as provided in Section 19.2 below. Notwithstanding anything in the Plan to the contrary, the Board may amend the Plan in such manner as it deems appropriate in the event of a change in applicable law or regulations.

18.2    No Repricing Without Shareholder Approval. Notwithstanding anything in the Plan to the contrary, except as authorized by Section 5.4, no amendment or modification of any outstanding Grant may reduce the exercise price of any Option or the base amount of any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower exercise price or base amount, as the case may be) or other Grant or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

Section 19—MISCELLANEOUS

19.1    Effective Date. The Plan shall be effective as of the Effective Date, if approved by the Company's shareholders on such date.

19.2    Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or SARs or make other stock-based awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company in substitution for a grant made by such corporation. The terms and conditions of the Grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives, as determined by the Committee.

19.3    Compliance with Law.

(a)      The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.

(b)      The Plan is intended to comply with the requirements of section 409A of the Code such that Grants hereunder will be exempt therefrom, or if not so exempt, will comply with that section so as not to impose taxes on Participants prior to the receipt of value hereunder. Each Grant shall be construed and administered such that the Grant either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If a Grant is subject to section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (ii) payments to be made upon a termination of employment shall only be made upon a "separation from service" under section 409A of the Code, (iii) unless the Grant specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (iv) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.

(c)       Any Grant that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as described below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Participant's separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant's death. The determination of Key Employees, including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the "specified employee" requirements of section 409A of the Code.

(d)       Notwithstanding anything in the Plan or any Grant agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Grants under the Plan, and in no event shall the Company have any responsibility or liability if a Grant does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A or other section of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

19.4    Enforceability. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

19.5   Funding of the Plan; Limitation on Rights. This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. Nothing contained in the Plan and no action taken pursuant hereto shall create or be construed to create a fiduciary relationship between the Company and any Participant or any other person. No Participant or any other person shall under any circumstances acquire any property interest in any specific assets of the Company. To the extent that any person acquires a right to receive payment from the Company hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.

19.6    Rights of Participants. Nothing in this Plan shall entitle any Employee, Non-Employee Director, or other person to any claim or right to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employment or service of the Employer.

19.7    No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

19.8    Clawback Rights. All Grants under the Plan will be subject to the requirements of Section 17.2 hereof, and any other compensation, clawback and recoupment policies that may be applicable to the employees of the Company, as in effect from time to time and as approved by the Board or Committee, whether or not approved before or after the Effective Date.

19.9    Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and his or her participation in the Plan.

19.10  Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Kentucky, without giving effect to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, this Plan has been executed as of the Effective Date.

STOCK YARDS BANCORP, INC.

By:	/s/ James A. Hillebrand

Title:	Chairman and CEO

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